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                                                           OMB APPROVAL
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------                                              OMB Number:   3236-0287
FORM 4                                              Expires:  February 1, 1994
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                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Reicher          Michael              K.         HALSEY DRUG CO., INC. (HDG)                   Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
 2264 Churchview Drive, No. #10                   Person (Voluntary)           3/98              ----        title ---       below)
---------------------------------------------       ###-##-####          -------------------               below)
                 (Street)                        --------------------    5. If Amendment,     Chief Executive Officer and President
Rockford,        Illinois           61107                                   Date of Original  --------------------------------------
---------------------------------------------                               (Month/Year)      7. Individual or Joint/Group Filing
(City)          (State)             (Zip)                                                         (Check Applicable Line)
                                                                            ------------      X   Form filed by One Reporting Person
                                                                                                  Form filed by more than one
                                                                                              __  Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (3/91)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Convertible Debenture                  3/10/98      A          *              3/10/98  3/10/03  Common Stock   200,000
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Stock Purchase Warrants                3/10/98      A          *              3/10/98  3/10/05  Common Stock    30,303
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Stock Purchase Warrants                3/10/98      A          *              3/10/98  3/10/05  Common Stock    30,303
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Convertible Debenture           200,000                 Direct
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Stock Purchase Warrants          30,303                 Direct
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Stock Purchase Warrants          30,303                 Direct
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Explanation of Responses:

* Acquired in connection with a private offering on March 10, 1998 consisting of a Convertible
  Debenture convertible at any time and Stock Purchase Warrants (30,303 shares of which are presently exercisable at $1.50 per share, and 30,303 shares of which are presently exercisable at $2.38 per share).

** Intentional misstatements or omission of facts constitute Federal Criminal             by: /s/ Michael K. Reicher         4/7/98
Violations.    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ------------------------------- ------
                                                                                             **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (3/91)

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